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                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                 Schedule of Ratio of Earnings to Fixed Charges
                                   Exhibit 12
                                ($ in Thousands)

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
For the Fiscal Years Ended August 31,                             1997          1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
       before income tax                                       ($306,122)      $11,860      $21,684      $25,731      $17,066

Add back:
       Fixed charges (excluding interest capitalized)             56,306        58,817       52,942       42,577       37,478
                                                             ----------------------------------------------------------------

             Adjusted income                                    (249,816)       70,677       74,626       68,308       54,544
                                                             ----------------------------------------------------------------


Ratio of earnings to fixed charges                                 (4.44)         1.20         1.41         1.60         1.46
                                                             ================================================================

Fixed charges:
       Interest expense (excluding interest capitalized)       $  44,273       $46,850      $41,142      $34,000      $30,679
       Rental expense (representative of interest factor)         12,033        11,967       11,800        8,577        6,799
                                                             ----------------------------------------------------------------

             Total fixed charges                               $  56,306       $58,817      $52,942      $42,577      $37,478
                                                             ================================================================
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